THE NEW YORK TIMES COMPANY

                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratio)
                                   (Unaudited)

                                                                      Exhibit 12

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
                                                                        ------------------------
                                                                         For the Quarter Ended
                                                                        ------------------------
                                                                        March 28,      March 29,
                                                                             1999           1998
                                                                        ------------------------
Earnings from continuing operations before
     fixed charges

Income before income taxes and income from joint ventures               $ 103,345      $ 110,846
Less net gain on disposition of asset                                          --         (4,219)
Distributed earnings from less than fifty percent owned affiliates          1,475          2,840
                                                                        ------------------------
Adjusted pre-tax earnings from continuing operations                      104,820        109,467
Fixed charges                                                              14,910         14,005
                                                                        ------------------------
Earnings from continuing operations before fixed charges                $ 119,730      $ 123,472
                                                                        ========================

Fixed charges

Interest expense                                                        $  12,342      $  11,625
Portion of rentals representative of interest factor                        2,568          2,380
                                                                        ------------------------
Total fixed charges                                                     $  14,910      $  14,005
                                                                        ========================

Ratio of earnings to fixed charges                                           8.03           8.82
                                                                        ========================
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